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                             ABFS Investment Notes
                         Begin Earning These High Rates
                  Prospectus Supplement dated October _, 1998.


                     Term
               Investment Notes             Rate                 Annual Yield*
               3 to   5 Months              7.75%                    8.05%
               6 to  11 Months              8.00%                    8.32%
              12 to  17 Months              8.60%                    8.97%
              18 to  23 Months              8.70%                    9.08%
              24 to  29 Months              9.00%                    9.41%
              30 to  35 Months              8.95%                    9.36%
              36 to  47 Months              9.10%                    9.52%
              48 to  59 Months              9.35%                    9.80%
              60 to  83 Months             10.35%                   10.90%
              84 to 119 Months             10.45%                   11.01%
             120        Months             10.60%                   11.18%
             Money Market Notes**           6.15%                    6.34%

           Minimum for Investment Notes and Money Market Notes $1,000


                           For more information, call
                                 1-800-776-4001

                                 [LOGO OMITTED]

             BalaPointe Office Centre * 111 Presidential Boulevard,
                       Suite 215 * Bala Cynwyd, PA 19004

                        2255 Glades Road * Suite 311E *
                              Boca Raton, Fl 33431

                           2425 East Camelback Road *
                         Suite 1865 * Phoenix, AZ 85016



AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).

An offer can only be made by the Prospectus dated October _, 1998, delivered in conjunction with this Rate Supplement dated October _, 1998. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. THE RATES FOR THE INVESTMENT NOTES ARE AVAILABLE THROUGH NOVEMBER 23, 1998.
** The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.